RCI Reports 4Q22 Club & Restaurant Sales, Share Buybacks & Year-End Cash Position
HOUSTON—October 11, 2022—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $70.0 million for the fiscal fourth quarter ended September 30, 2022, a 28.8% year-over-year increase. Sales do not include non-core operations and are preliminary and subject to final closing. Full 4Q22 and FY22 financial results are expected by December 14.
Eric Langan, President & CEO of RCI, said: “Fourth quarter Nightclub sales benefited from same-store growth and acquisitions. Bombshells had a soft July, but sales improved through the quarter and were up 7.4% year-over-year in September. Altogether, total club and restaurant sales nearly rivaled our strong 3Q22 performance even though the fourth quarter is typically our weakest. As sales return to traditional seasonal patterns, we look forward to a strong 1Q23.”
RCI also announced it bought back 54,473 shares for $3.0 million in 4Q22 and ended FY22 with approximately $35.6 million cash and cash equivalents after making the share repurchases as well as $12.6 million in 4Q22 payments to acquire clubs and property for new Bombshells locations.
Club & Restaurant Sales ($ in Millions)

	4Q22 Total Sales	Total Sales vs. 4Q21	Same-Store Sales vs. 4Q21
Combined	$70.0	+28.8%	-1.3%
Nightclubs	$56.1	+40.4%	+3.2%
Bombshells	$13.9	-3.6%	-13.3%

	FY22 Total Sales	Total Sales vs. FY21	Same-Store Sales vs. FY21
Combined	$264.3	+37.4%	+5.6%
Nightclubs	$204.5	+50.6%	+10.1%
Bombshells	$59.8	+5.5%	-4.6%
Share Buybacks

	4Q22	FY22	FY15-22
Repurchased Shares	54,473	268,185	2,049,032
Total Cash Used for Repurchase ($M)	$3.0	$15.1	$40.0
Average Price Per Share	$55.80	$56.29	$19.51
Notes
•New club acquisitions contributed sales of $14.9 million in 4Q22 and $41.9 million in FY22. Fifteen clubs were acquired in FY22: 11 in October, one in November, one in May, one at the end of July, and one that was acquired the end of July that reopened the end of August.
•Northern clubs continued to rebound. Sales also included results from two renamed and reformatted clubs -- Scarlett’s Cabaret San Antonio, which opened mid-September, and Scarlett’s Cabaret Louisiana, which opened March. Both were closed in the year-ago fourth quarter.
•Bombshells Arlington contributed sales of $1.4 million in 4Q22 and $5.7 million since its December opening.
•The COVID pandemic first impacted sales in RCI’s 2Q20. All locations were required to close mid-March 2020. Bombshells and some Nightclubs began to reopen May 2020. All Nightclubs were not fully reopened to their full operating hours until 4Q21. 3Q22 was the first period since 1Q20 not affected by COVID.
•Available stock purchase authorization at year-end FY22 was $18.9 million.

•Revenues from non-core operations, such as third-party rents, Bombshells franchise fees, and Other segment revenues, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) www.rcihospitality.com
With more than 60 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas-Fort Worth, Houston, Miami, Minneapolis, Denver, St. Louis, Charlotte, Pittsburgh, Raleigh, Louisville, and other markets operate under brand names such as Rick's Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, Scarlett’s Cabaret, Diamond Cabaret, PT’s Showclub, and Cheetah Gentlemen’s Club. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2021, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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